[PNC LOGO]                                                          NEWS RELEASE


CONTACTS:

MEDIA:
Brian Goerke
(412) 762-4550
corporate.communications@pnc.com

INVESTORS:
William H. Callihan
(412) 762-8257
investor.relations@pnc.com


                    THE PNC FINANCIAL SERVICES GROUP REPORTS
                           FIRST QUARTER 2003 RESULTS


     PITTSBURGH, April 17, 2003 - The PNC Financial Services Group, Inc. (NYSE:
PNC) today reported first quarter 2003 net income of $262 million, or $.92 per diluted share. This compares with net income of $262 million, or $.92 per diluted share, for the fourth quarter of 2002 and net income of $317 million, or $1.11 per diluted share, for the first quarter of 2002.

     "This was a solid quarter considering the difficult environment. Our accomplishments were driven by strong performances at the Regional Community Bank and BlackRock along with lower credit costs and the contribution of our dedicated employees," said James E. Rohr, chairman and chief executive officer of PNC Financial Services Group. "Our focus continues to be on our clients, creating solutions that meet their financial needs. We believe this client strategy and our ongoing initiatives related to balance sheet, expense and capital management are well-aligned with our goal of achieving sustainable value for our shareholders."

     Return on average common shareholders' equity was 15.76 percent for the first quarter of 2003 compared with 15.59 percent for the fourth quarter of 2002 and 21.83 percent for the first quarter of 2002. Return on average assets was
1.61 percent for the first quarter of 2003 compared with 1.58 percent for the fourth quarter of 2002 and 1.89 percent for the first quarter of 2002.


                                     -more-


The PNC Financial Services Group
One PNC Plaza 249 Fifth Avenue Pittsburgh Pennsylvania 15222 2707 www.pnc.com

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The PNC Financial Services Group, Inc. Reports First Quarter 2003 Earnings -
Page 2


HIGHLIGHTS FROM THE QUARTER (Growth compared with first quarter 2002)

o Regional Community Banking grew home equity loans 14 percent on average

o BlackRock's earnings increased 12 percent, to $35 million

o PNC's transaction deposits grew six percent on average

o The loans to deposits ratio improved to 75 percent at March 31, 2003

o PNC repurchased 4.4 million common shares under its 35 million share repurchase program

o Asset quality remained stable and nonperforming assets declined

o Efficiency initiatives were more than offset by higher incentive compensation and benefits expense


BUSINESS RESULTS

Total business earnings were $287 million for the first quarter of 2003 compared with $291 million for the fourth quarter of 2002 and $315 million for the first quarter of 2002. Total business earnings declined slightly from the fourth quarter of 2002 as higher earnings from PNC Advisors and the asset management and processing businesses was more than offset by an earnings decline in the wholesale banking businesses. First quarter 2003 total business earnings declined compared with the first quarter of 2002 primarily due to the impact of a lower interest rate environment and the effects of weak equity markets on several of the Corporation's banking and processing businesses. Total business earnings differed from consolidated results due to items reported in the "Other" and Discontinued Operations categories.


Banking Businesses

Regional Community Banking earnings totaled $152 million for the first quarter of 2003, flat with results for the fourth quarter of 2002. Earnings for the first quarter of 2002 were $177 million. First quarter 2003 earnings included the benefit of $38 million of net securities gains which was offset by lower taxable-equivalent net interest income primarily due to a decline in average interest rates and fewer days in the quarter, lower other noninterest income due to seasonality of certain fees and increased pension expense compared with the fourth quarter of 2002. The decrease in earnings in 2003 compared with the first quarter of 2002 reflected a 17 percent decline in taxable-equivalent net interest income due to the lower interest rate environment and a $1.8 billion decline in the residential mortgage loan portfolio.

         Wholesale Banking includes the results of Corporate Banking, PNC Real Estate Finance and PNC Business Credit. Earnings from Wholesale Banking totaled $72 million in the first quarter of 2003 compared with $84 million in the fourth quarter of 2002 and $57 million in the first quarter of 2002. This business's goal is to grow revenue from lending activities that meet the desired risk/return profile. This objective has been challenged due to reduced client demand in the current economic environment.


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The PNC Financial Services Group, Inc. Reports First Quarter 2003 Earnings -
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     Earnings from Corporate Banking totaled $42 million in the first quarter of
2003 compared with $33 million in both the fourth and first quarters of 2002.
The improvement in earnings compared with both 2002 quarters was primarily due to a decrease in the provision for credit losses that more than offset the impact of lower total revenue and higher noninterest expense in 2003. The fourth quarter 2002 provision for credit losses included the establishment of a $24 million reserve for a single airline industry credit. Negotiations with this customer are continuing, and no additional reserve was required as of March 31, 2003.

     PNC Real Estate Finance earnings totaled $16 million for the first quarter of 2003 compared with $23 million in the fourth quarter of 2002 and $22 million in the first quarter of 2002. An increase in the provision for credit losses was the primary factor for the decline in earnings compared with the fourth quarter and first quarter of 2002. The provision for the first quarter of 2002 included the impact of a $6 million net loan recovery in the exited mortgage warehouse lending business.

     PNC Business Credit earned $14 million in the first quarter of 2003 compared with $28 million in the fourth quarter of 2002 and $2 million in the first quarter of 2002. Lower revenue and a $15 million increase in the provision for credit losses in the first quarter of 2003 compared with the fourth quarter of 2002 contributed to the decline in earnings. The higher provision in 2003 reflected additional reserves required for this portfolio. The increase in earnings for 2003 compared with the prior year first quarter reflected a $21 million decline in the provision for credit losses.

     Earnings from PNC Advisors totaled $16 million for the first quarter of 2003 compared with $13 million for the fourth quarter of 2002. This business earned $33 million for the first quarter of 2002. Fourth quarter 2002 results included a pretax charge of $10 million relating to the cost of an arbitration ruling. Excluding this item, first quarter 2003 earnings declined compared with the fourth quarter of 2002 due to a slight decline in total revenue and higher noninterest expense. The impact of continued weak equity market conditions on asset management and brokerage revenues and lower taxable-equivalent net interest income reflecting the lower interest rate environment contributed to the decline in earnings for the first quarter of 2003 compared with the first quarter of 2002.


Asset Management and Processing Businesses

BlackRock's earnings totaled $35 million for the first quarter of 2003 compared with $34 million for the fourth quarter of 2002 and $31 million for the first quarter of 2002. Higher earnings for the first quarter of 2003 compared with the first quarter of 2002 reflected the impact of lower total expenses that more than offset the effect of lower revenue in the first quarter of 2003. Lower first quarter 2003 revenue reflected declines in open-end fund revenue and fixed income hedge fund performance fees that were partially offset by growth in separate account base fees and other revenue. BlackRock is approximately 69 percent owned by PNC and is consolidated into PNC's financial statements. Accordingly, approximately 31 percent of


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The PNC Financial Services Group, Inc. Reports First Quarter 2003 Earnings -
Page 4


BlackRock's earnings are recognized as a minority interest expense in the Corporation's consolidated income statement and are included in the "Other" category in the Business Earnings (Loss) table in the Consolidated Financial Highlights.

     PFPC earned $12 million for the first quarter of 2003 compared with $8 million for the fourth quarter of 2002 and $17 million for the first quarter of 2002. Results for the fourth quarter of 2002 included a $6 million pretax write-off of an equity investment. Earnings declined for the first quarter of 2003 compared with the prior year first quarter as the effect of lower fund servicing revenue more than offset lower operating and debt financing costs.


"Other" and Discontinued Operations

The "Other" category includes differences between business performance reporting and financial statement reporting, equity management activities, minority interest in income of consolidated entities, residual asset and liability management activities, eliminations and corporate overhead. "Other" incurred a net loss of $25 million for the first quarter of 2003 compared with a net loss of $13 million for the fourth quarter of 2002 and earnings of $2 million for the first quarter of 2002. The net loss in the "Other" category for the first quarter of 2003 compared with both the fourth quarter and first quarter of 2002 was primarily driven by a pretax charge of $23 million related to leased facilities.


CONSOLIDATED REVENUE

Consolidated revenue represents the sum of taxable-equivalent net interest income and noninterest income. Total revenue increased slightly for the first quarter of 2003 compared with the fourth quarter of 2002 but declined six percent compared with the first quarter of 2002. Higher net securities gains and a lower level of equity management losses mitigated a decline in taxable-equivalent net interest income and lower net gains in excess of valuation adjustments on institutional loans held for sale in the first quarter of 2003 compared with the fourth quarter of 2002. See Note (a) to net interest income (taxable-equivalent basis) in the Consolidated Financial Highlights for a reconciliation to net interest income as reported under generally accepted accounting principles ("GAAP"). The decline in total revenue for the first quarter of 2003 compared with the first quarter of 2002 reflected a 15 percent decrease in taxable-equivalent net interest income due to a narrower net interest margin and downsizing of the loan portfolio.

     Taxable-equivalent net interest income was $506 million and the net interest margin was 3.76 percent for the first quarter of 2003 compared with $527 million and 3.87 percent, respectively, for the fourth quarter of 2002. Taxable-equivalent net interest income was $593 million and the net interest margin was 4.12 percent for the first quarter of 2002. The declines in taxable-equivalent net interest income and margin for the first quarter of 2003 compared with the fourth quarter of 2002 were primarily due to the impact of a lower interest rate environment in 2003. The declines in taxable-equivalent net


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The PNC Financial Services Group, Inc. Reports First Quarter 2003 Earnings -
Page 5


interest income and margin compared with the first quarter of 2002 were primarily due to the impact of the lower interest rate environment in 2003 and a $3.6 billion or six percent decrease in average earning assets. The decline in average earning assets resulted from continued downsizing of the institutional lending portfolio and run-off of residential mortgages, the impact of which was partially offset by a higher level of federal funds sold that increased overall balance sheet liquidity.

     Total noninterest income was $795 million for the first quarter of 2003 compared with $766 million for the fourth quarter of 2002 and $790 million for the first quarter of 2002. Total noninterest income for each of these periods, as adjusted for net securities gains, net gains in excess of valuation adjustments related to institutional loans held for sale, and equity management losses, follows:

                                            First Quarter   Fourth Quarter   First Quarter
In millions                                          2003             2002            2002
------------------------------------------------------------------------------------------
Total noninterest income, as reported                $795             $766            $790
Less: Held for sale gains,
        net of valuation adjustments (a)               15               52              23
      Equity management losses                         (4)             (14)             (2)
      Net securities gains (b)                         56                1               4
                                            ----------------------------------------------
          Noninterest income, as adjusted            $728             $727            $765
------------------------------------------------------------------------------------------

(a) Included in "Corporate Services" in the Consolidated Statement of Income.

(b) Net securities gains for the first quarter of 2003 consisted of: $38 million in Regional Community Banking; $23 million in Corporate Banking and $2 million in "Other," both related to the liquidation of the PAGIC entities; and $7 million of net securities losses in "Other" primarily due to impairment of mutual fund equity investments.

     Noninterest income, as adjusted, was essentially unchanged compared with the fourth quarter of 2002 as higher asset management fees and other income offset lower brokerage and consumer services revenue. Noninterest income, as adjusted, declined $37 million compared with the first quarter of 2002. The decline compared with the first quarter of 2002 reflected the continued negative impact of weak equity markets on asset management, fund servicing and brokerage revenue during the first quarter of 2003.


CONSOLIDATED EXPENSES

Total noninterest expense was $856 million and the efficiency ratio was 66 percent for the first quarter of 2003 compared with $791 million and 63 percent, respectively, for the fourth quarter of 2002. Total noninterest expense was $807 million and the efficiency ratio was 58 percent for the first quarter of 2002.


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The PNC Financial Services Group, Inc. Reports First Quarter 2003 Earnings -
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Total noninterest expense, as adjusted for certain items, follows:

                                            First Quarter   Fourth Quarter   First Quarter
In millions                                          2003             2002            2002
------------------------------------------------------------------------------------------
Total noninterest expense, as reported               $856             $791            $807
Less: PAGIC liquidation costs                          29
      Facilities charge                                23
      Legal and consulting fees related
        to regulatory compliance and
        legal proceedings                               2               10              10
                                            ----------------------------------------------
          Noninterest expense, as adjusted           $802             $781            $797
------------------------------------------------------------------------------------------

First quarter 2003 noninterest expense included $29 million of costs paid in connection with the liquidation of the three "PAGIC" entities formed in 2001 in transactions with American International Group, Inc., and a facilities charge of $23 million related to vacant leased space and subleases consistent with the requirements of Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." The "PAGIC" liquidation costs were mostly offset by related net securities gains. Noninterest expense, as adjusted, increased $21 million compared with the fourth quarter of 2002 due to higher incentive compensation, an increase of $10 million in pension expense and $2 million of expense in 2003 related to the Corporation's decision to expense stock options over the vesting period beginning with grants made in 2003.


ASSET QUALITY REVIEW

Nonperforming assets were $408 million at March 31, 2003, a decline of $10 million from December 31, 2002 and down $30 million from March 31, 2002. Nonperforming loans increased $26 million to $335 million at March 31, 2003 compared with $309 million at December 31, 2002 and $251 million at March 31, 2002. The ratio of nonperforming loans to total loans was .95 percent at March 31, 2003 compared with .87 percent at December 31, 2002 and .65 percent at March 31, 2002. The ratio of nonperforming assets to total loans, loans held for sale and foreclosed assets was 1.10 percent at March 31, 2003 compared with 1.13 percent at December 31, 2002 and 1.04 percent at March 31, 2002. The increase in nonperforming loans at March 31, 2003 compared with December 31, 2002 was primarily due to two credits related to the services and manufacturing sectors. Nonperforming loans held for sale declined $36 million during the first quarter of 2003 due to net sales and valuation adjustments. These assets are carried at lower of cost or market value and represented 15 percent of total nonperforming assets at March 31, 2003.

     The provision for credit losses was $36 million for the first quarter of 2003 compared with $65 million for the fourth quarter of 2002 and $82 million for the first quarter of 2002. The provision for credit losses for the fourth quarter of 2002 included an addition to reserves of $24 million established primarily


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The PNC Financial Services Group, Inc. Reports First Quarter 2003 Earnings -
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for a single airline industry credit. The provision for credit losses in the first quarter of 2002 reflected additional reserves related to the Corporate Banking business and the PNC Business Credit portfolio.

     The allowance for credit losses at March 31, 2003 was $680 million and represented 1.93 percent of total loans and 203 percent of nonperforming loans. The comparable amounts and ratios were $673 million, 1.90 percent and 218 percent, respectively, at December 31, 2002 and $613 million, 1.59 percent and 244 percent, respectively, at March 31, 2002. The allowance for unfunded loan commitments and letters of credit was $77 million at March 31, 2003 compared with $84 million at December 31, 2002 and $99 million at March 31, 2002. The allowance for unfunded loan commitments at March 31, 2002 included a $46 million specific reserve allocated against a single unfunded loan commitment which was funded and charged off during the second quarter of 2002.

     Net charge-offs were $36 million or .42 percent of average loans for the first quarter of 2003 compared with $35 million, or .39 percent, respectively, in the fourth quarter of 2002. Net charge-offs were $41 million or .43 percent of average loans for the first quarter of 2002.


BALANCE SHEET REVIEW

Total assets were $68.6 billion at March 31, 2003 compared with $66.4 billion at December 31, 2002. Average interest-earning assets for the first quarter of 2003 were $54.0 billion, up slightly compared with the fourth quarter of 2002. Average total loans for the first quarter of 2003 were $35.2 billion, a decrease of $.3 billion or three percent on an annualized basis compared with the fourth quarter of 2002 primarily due to maturities of commercial loans.

     Total deposits were $47.1 billion at March 31, 2003 compared with $45.0 billion at December 31, 2002. This increase included a deposit of approximately $900 million from a single customer received prior to the end of the first quarter of 2003. As expected, this deposit was subsequently withdrawn in April 2003.

     Average total deposits were $44.4 billion for the first quarter of 2003, an increase of $.3 billion or three percent on an annualized basis from the fourth quarter of 2002. Average total deposits represented 67 percent of total sources of funds for both the first quarter of 2003 and the fourth quarter of 2002. Average transaction deposits (consisting of interest-bearing demand and money market deposits and demand and other non-interest bearing deposits) were $31.8 billion for the first quarter of 2003, an increase of approximately $400 million, or 5 percent on an annualized basis, compared with the fourth quarter of 2002 and reflected ongoing client acquisition and retention efforts.

     Average borrowed funds were $8.7 billion during the first quarter of 2003, down $.3 billion, or 15 percent on an annualized basis, compared with the fourth quarter of 2002 as deposits increased.


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The PNC Financial Services Group, Inc. Reports First Quarter 2003 Earnings -
Page 8


     Shareholders' equity totaled $6.8 billion at March 31, 2003 compared with $6.9 billion at December 31, 2002. The regulatory capital ratios at March 31, 2003 are estimated to be 8.0 percent for Leverage, 8.6 percent for Tier I and
12.2 percent for Total Risk-based Capital. These ratios were expected to decline slightly from year-end 2002 levels primarily due to the utilization of capital to repurchase common shares.

     Common shares outstanding at March 31, 2003 were 281.6 million. PNC's repurchase program was adopted in January 2002 and permits the purchase of up to 35 million shares of common stock through February 29, 2004. Under this program, PNC purchased 4.4 million common shares during the first quarter of 2003 at a total cost of $193 million. Management continues to be authorized to purchase up to a total of $1.0 billion of its common stock during 2003. The extent and timing of share repurchases during the remainder of the year will depend on a number of factors including, among others, market and general economic conditions, regulatory capital considerations, alternative uses of capital and the potential impact on PNC's credit rating. Under applicable regulations, as long as PNC remains subject to its written agreement with the Federal Reserve Bank of Cleveland, it must obtain prior regulatory approval to repurchase its common stock in amounts that exceed 10 percent of consolidated net worth in any 12-month period. A total of 4.7 million common shares have been repurchased under this program from inception through March 31, 2003.


ASSETS UNDER MANAGEMENT AND ASSETS SERVICED

Assets under management were $313 billion at March 31, 2003 compared with $313 billion at December 31, 2002 and $285 billion at March 31, 2002. The increase compared with the first quarter of 2002 reflects growth in fixed income assets managed by BlackRock that was partially offset by declines in liquidity and equity assets.

     At March 31, 2003, PFPC provided accounting/administration services for $573 billion of pooled investment assets and provided custody services for $347 billion of customer assets. The comparable amounts were $510 billion and $336 billion, respectively, at December 31, 2002 and $543 billion and $339 billion, respectively, at March 31, 2002. The increase in assets serviced during the first quarter of 2003 primarily resulted from asset inflows related to a new client. PFPC serviced approximately 48 million shareholder accounts at March 31, 2003 compared with 51 million at December 31, 2002 and 49 million at March 31, 2002. The decline in shareholder accounts in the first quarter of 2003 was primarily due to a loss of one large transfer agency client.

     Brokerage assets administered by PNC Advisors totaled $31 billion at March 31, 2003 compared with $32 billion at December 31, 2002 and $29 billion at March 31, 2002.


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The PNC Financial Services Group, Inc. Reports First Quarter 2003 Earnings -
Page 9


CONFERENCE CALL AND SUPPLEMENTARY FINANCIAL INFORMATION

PNC Chairman and Chief Executive Officer, James E. Rohr, and PNC Vice Chairman and Chief Financial Officer, William S. Demchak, will hold a conference call for investors at 10:00 a.m. (eastern time) today regarding the topics addressed in this release. Investors should call 5-10 minutes before the start of the conference at 800-990-2718 (domestic) and 706-643-0187 (international). A taped replay of the call will be available for one week at 800-642-1687 (domestic) and 706-645-9291 (international); enter conference ID: 9445003.

     In addition, internet access to the call (listen-only), PNC's first quarter earnings release and supplementary financial information regarding PNC's first quarter results will be available on PNC's home page at www.pnc.com and under "For Investors - Financial Information." PNC's first quarter earnings release and the accompanying financial supplement, which includes significant financial information that will be discussed on the conference call, will be available on PNC's website prior to the beginning of the conference call. A replay of the webcast will be available for at least one week.

     The conference call may include a discussion of non-GAAP financial measure items, which is qualified by GAAP reconciliation information included in this news release or otherwise available on PNC's website in the "For Investors" section. The conference call may include forward-looking information which, along with the supplementary financial information and this news release, is subject to the cautionary statements that follow.


FORWARD-LOOKING STATEMENTS

This news release contains, and other statements that the Corporation may make may contain, forward-looking statements with respect to the Corporation's outlook or expectations for earnings, revenues, expenses, capital levels, asset quality or other future financial or business performance, strategies or expectations, or the impact of legal, regulatory or supervisory matters on the Corporation's business operations or performance. Forward-looking statements are typically identified by words or phrases such as "believe," "feel," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "project," "position," "target," "assume," "achievable," "potential," "strategy," "goal," "objective," "plan," "aspiration," "outcome," "continue," "remain," "maintain," "seek," "strive," "trend," and variations of such words and similar expressions, or future or conditional verbs such as "will," "would," "should," "could," "might," "can," "may," or similar expressions. The Corporation cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and the Corporation assumes no duty and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

     The factors discussed elsewhere in this news release and the following factors, among others, could cause actual results to differ materially from those anticipated in forward-looking statements or from historical performance:
(1) changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which if adverse could result in: a deterioration in credit quality, increased credit losses, and increased funding of unfunded loan commitments and letters of credit; an adverse effect on the allowances for credit losses and unfunded loan commitments and letters of credit; a reduction in demand for credit or fee-based products and services; a reduction in net interest income, value of assets under management


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

The PNC Financial Services Group, Inc. Reports First Quarter 2003 Earnings - Page 10


and assets serviced, value of private equity investments and of other debt and equity investments, value of loans held for sale or value of other on-balance sheet and off-balance sheet assets; or changes in the availability and terms of funding necessary to meet PNC's liquidity needs; (2) relative and absolute investment performance of assets under management; (3) the introduction, withdrawal, success and timing of business initiatives and strategies, decisions regarding further reductions in balance sheet leverage, the timing and pricing of any sales of loans held for sale, and PNC's inability to realize cost savings or revenue enhancements, or to implement integration plans relating to or resulting from mergers, acquisitions, restructurings and divestitures; (4) customer borrowing, repayment, investment and deposit practices and their acceptance of PNC's products and services; (5) the impact of increased competition; (6) how PNC chooses to redeploy available capital, including the extent and timing of any share repurchases and investments in PNC businesses;
(7) the inability to manage risks inherent in PNC's business; (8) the unfavorable resolution of legal proceedings or government inquiries; the impact of increased litigation risk from recent regulatory developments; and the impact of reputational risk created by recent regulatory developments on such matters as business generation and retention, the ability to attract and retain management, liquidity and funding; (9) the denial of insurance coverage for claims made by PNC; (10) an increase in the number of customer or counterparty delinquencies, bankruptcies or defaults that could result in, among other things, increased credit and asset quality risk, a higher provision for credit losses and reduced profitability; (11) the impact, extent and timing of technological changes, the adequacy of intellectual property protection and costs associated with obtaining rights in intellectual property claimed by others; (12) actions of the Federal Reserve Board; (13) the impact of legislative and regulatory reforms and changes in accounting policies and principles; (14) the impact of the regulatory examination process, the Corporation's failure to satisfy the requirements of written agreements with regulatory agencies, and regulators' future use of supervisory and enforcement tools; and (15) terrorist activities and international hostilities, including the situations surrounding Iraq and North Korea, which may adversely affect the general economy, financial and capital markets, specific industries, and the Corporation.

     The Corporation's SEC reports, accessible on the SEC's website at www.sec.gov and on PNC's website at www.pnc.com, contain additional information about the foregoing factors and identify additional factors that can affect the results anticipated in forward-looking statements.

     The PNC Financial Services Group, Inc., headquartered in Pittsburgh, is one of the nation's largest diversified financial services organizations, providing regional community banking; wholesale banking, including corporate banking, real estate finance and asset-based lending; wealth management; asset management; and global fund services.


                           [TABULAR MATERIAL FOLLOWS]

CONSOLIDATED FINANCIAL HIGHLIGHTS

The PNC Financial Services Group, Inc.                                   Page 11

                                                                  For the three months ended
                                                           ----------------------------------------
Dollars in millions, except per share data                 March 31     December 31        March 31
Unaudited                                                      2003            2002            2002
---------------------------------------------------------------------------------------------------
FINANCIAL PERFORMANCE
Revenue
   Net interest income (taxable-equivalent basis)(a)        $   506         $   527         $   593
   Noninterest income                                           795             766             790
                                                            ---------------------------------------
   Total revenue                                            $ 1,301         $ 1,293         $ 1,383
                                                            =======================================


Income from continuing operations                           $   262         $   278         $   317
Discontinued operations                                                         (16)
                                                            ---------------------------------------
 Net income                                                 $   262         $   262         $   317
                                                            =======================================


Per common share
 DILUTED EARNINGS (LOSS)
 Continuing operations                                      $   .92         $   .97         $  1.11
 Discontinued operations                                                       (.05)
                                                            ---------------------------------------
  Net income                                                $   .92         $   .92         $  1.11
                                                            =======================================

 CASH DIVIDENDS DECLARED                                    $   .48         $   .48         $   .48
---------------------------------------------------------------------------------------------------
SELECTED RATIOS
FROM CONTINUING OPERATIONS
Return on
   Average common shareholders' equity                        15.76%          16.55%          21.83%
   Average assets                                              1.61            1.67            1.89
Net interest margin                                            3.76            3.87            4.12
Noninterest income to total revenue (b)                          61              59              57
Efficiency (c)                                                   66              61              58
FROM NET INCOME
Return on
   Average common shareholders' equity                        15.76%          15.59%          21.83%
   Average assets                                              1.61            1.58            1.89
Net interest margin                                            3.76            3.87            4.12
Noninterest income to total revenue (b)                          61              59              57
Efficiency (c)                                                   66              63              58
---------------------------------------------------------------------------------------------------

Certain prior period amounts included in these Consolidated Financial Highlights have been reclassified to conform to the current period presentation. In addition, amounts included in these Consolidated Financial Highlights are presented on a continuing operations basis, unless otherwise noted.

(a) The interest income earned on certain assets is completely or partially exempt from federal income tax. As such, these tax exempt instruments typically yield lower returns than a taxable investment. In order to provide accurate comparisons of yields and margins for all earning assets, the interest income earned on tax exempt assets has been increased to make them fully equivalent to other taxable interest income investments. A reconciliation of net interest income as reported in the Consolidated Statement of Income to net interest income on a taxable-equivalent basis follows (in millions):

                                                         For the three months ended
                                                      ---------------------------------
                                                      March 31   December 31    March 31
                                                          2003          2002        2002
                                                      --------   -----------    --------
     Net interest income, GAAP basis                      $503         $524        $590
     Taxable-equivalent adjustment                           3            3           3
                                                          ----         ----        ----
     Net interest income, taxable-equivalent basis        $506         $527        $593
                                                          ====         ====        ====

(b) Computed as total noninterest income divided by the sum of net interest income and noninterest income. For the quarters ended March 31, 2002 and December 31, 2002, the ratio had previously been reported by using taxable-equivalent net interest income. The ratios for those quarters have been restated to conform to the current period presentation.

(c) The efficiency ratio for all periods presented is computed as noninterest expense divided by the sum of net interest income and noninterest income. The efficiency ratio as computed on a net income basis for the quarter ended December 31, 2002 includes the pretax amount of the loss from discontinued operations as a component of noninterest expense. For the quarters ended March 31, 2002 and December 31, 2002, the efficiency ratio previously reported had been computed by excluding amortization expense and distributions on capital securities from the calculation and had used taxable-equivalent net interest income. The efficiency ratios for those quarters have been restated to conform to the current period presentation.


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



CONSOLIDATED FINANCIAL HIGHLIGHTS

The PNC Financial Services Group, Inc.                                  Page 12

                                                       First Quarter 2003                        Fourth Quarter 2002
                                                ----------------------------------      ------------------------------------

                                                                             Fully                                    Fully
                                                                           diluted                                  diluted
Dollars in millions, except per share data      Pretax           Net      earnings       Pretax           Net      earnings
Unaudited                                       Impact        Income     per share       Impact        Income         share
----------------------------------------------------------------------------------------------------------------------------
RECONCILIATION OF QUARTERLY
GAAP EARNINGS TO NORMALIZED
EARNINGS (a)

Results as reported on a GAAP basis                            $ 262         $ .92                      $ 262         $ .92
Normalization adjustments:
   Loss from discontinued operations                                                                       16
   Liquidation of PAGIC entities
      Net securities gains (c)                   $ (25)          (16)
      Liquidation costs                             29            19
                                               ----------------------
         Liquidation of PAGIC, net                   4             3
   Facilities charge                                23            15
   Additional provision for credit losses (b)                                             $  30            20
   Held for sale gains, net of
     valuation adjustments                         (15)          (10)                       (52)          (34)
   Equity management losses                          4             3                         14             9
   Net securities gains - other (c)                (16)          (11)
   Legal and consulting fees related to
     regulatory compliance and legal
     proceedings                                     2             1                         10             6
   Litigation settlement - Washington
     Mutual                                                                                 (15)          (10)
   Net litigation costs - PNC Advisors                                                       10             6
----------------------------------------------------------------------------------------------------------------------------
       Total normalization adjustments                             1           .00                         13           .04
----------------------------------------------------------------------------------------------------------------------------
Results as adjusted to reflect normalized
  earnings                                                     $ 263         $ .92                      $ 275         $ .96
============================================================================================================================

                                                         First Quarter 2002
                                                 ------------------------------------

                                                                               Fully
                                                                             diluted
                                                 Pretax           Net       earnings
                                                 Impact        Income          share
-------------------------------------------------------------------------------------
RECONCILIATION OF QUARTERLY
GAAP EARNINGS TO NORMALIZED
EARNINGS (a)

Results as reported on a GAAP basis                            $ 317         $1.11
Normalization adjustments:
   Loss from discontinued operations
   Liquidation of PAGIC entities
      Net securities gains (c)
      Liquidation costs
         Liquidation of PAGIC, net
   Facilities charge
   Additional provision for credit losses (b)    $  45            29
   Held for sale gains, net of
     valuation adjustments                         (23)          (15)
   Equity management losses                          2             1
   Net securities gains - other (c)
   Legal and consulting fees related to
     regulatory compliance and legal
     proceedings                                    10             6
   Litigation settlement - Washington
     Mutual
   Net litigation costs - PNC Advisors
-----------------------------------------------------------------------------------
       Total normalization adjustments                            21           .08
-----------------------------------------------------------------------------------
Results as adjusted to reflect normalized
  earnings                                                     $ 338         $1.19
===================================================================================

(a) This reconciliation is provided so that users of the Corporation's financial information (shareholders, investor analysts, regulators and others) have a basis for comparison of the Corporation's results for the periods presented that supplements results as reported in accordance with generally accepted accounting principles ("GAAP"). Management believes that this additional information is useful and relevant as it identifies and summarizes those significant items included in reported GAAP earnings that management believes are not a reflection of the Corporation's core operating performance for the periods presented.

(b) Amounts provided principally for a single airline industry credit in the fourth quarter of 2002 and for a Market Street Funding Corporation ("Market Street") exposure in the first quarter of 2002. Market Street is a multi-seller asset-backed commercial paper conduit that is independently owned and managed by a third party.

(c) Total reported net securities gains were $56 million for the first quarter of 2003 (consisting of: $38 million in Regional Community Banking; $23 million in Corporate Banking and $2 million in "Other," both related to the liquidation of the PAGIC entities; and $7 million of net securities losses in "Other" primarily due to impairment of mutual fund equity investments). Certain net gains or losses from the disposition of securities designated as available for sale are a recurring component of the Corporation's balance sheet and interest rate risk management process. Based on the current portfolio and interest rate environment, management has determined that net securities gains in excess of $15 million may not be sustainable, indicative of future performance, or reflect the Corporation's business strategy. Accordingly, this amount has been removed from the computation of normalized earnings.


                                     -more-

CONSOLIDATED FINANCIAL HIGHLIGHTS

The PNC Financial Services Group, Inc.                                  Page 13

                                                                     For the three months ended
                                                            -----------------------------------------
In millions                                                 March 31    December 31          March 31
Unaudited                                                       2003           2002              2002
-----------------------------------------------------------------------------------------------------
BUSINESS EARNINGS (LOSS)
Banking Businesses
  Regional Community Banking                                $    152        $    152        $    177
  Wholesale Banking
     Corporate Banking                                            42              33              33
     PNC Real Estate Finance                                      16              23              22
     PNC Business Credit                                          14              28               2
-----------------------------------------------------------------------------------------------------
       Total wholesale banking                                    72              84              57
  PNC Advisors                                                    16              13              33
-----------------------------------------------------------------------------------------------------
       Total banking businesses                                  240             249             267
-----------------------------------------------------------------------------------------------------
  BlackRock                                                       35              34              31
  PFPC                                                            12               8              17
-----------------------------------------------------------------------------------------------------
      Total asset management and processing businesses            47              42              48
-----------------------------------------------------------------------------------------------------
      Total business earnings                                    287             291             315
Other                                                            (25)            (13)              2
-----------------------------------------------------------------------------------------------------
      Results from continuing operations                         262             278             317
Discontinued operations                                                          (16)
-----------------------------------------------------------------------------------------------------
      Total consolidated                                    $    262        $    262        $    317
=====================================================================================================


Dollars in millions, except per share data                  March 31    December 31          March 31
Unaudited                                                       2003           2002              2002
-----------------------------------------------------------------------------------------------------
BALANCE SHEET DATA
Assets                                                      $ 68,619        $ 66,377        $ 66,663
Earning assets                                                56,205          54,833          55,856
Loans, net of unearned income                                 35,245          35,450          38,539
Allowance for credit losses                                      680             673             613
Securities                                                    14,973          13,763          11,092
Loans held for sale                                            1,702           1,607           3,648
Total deposits                                                47,081          44,982          44,910
Borrowed funds                                                 8,534           9,116          10,988
Allowance for unfunded loan commitments and
   letters of credit                                              77              84              99
Shareholders' equity                                           6,792           6,859           5,979
Common shareholders' equity                                    6,783           6,849           5,969
Book value per common share                                    24.05           24.03           21.02
Loans to deposits                                                 75%             79%             86%
Securities to total assets                                        22              21              17

ASSETS UNDER MANAGEMENT  (billions)                         $    313        $    313        $    285

CAPITAL RATIOS
Tier I Risk-based (a)                                            8.6%            8.8%            7.7%
Total Risk-based (a)                                            12.2            12.5            11.7
Leverage (a)                                                     8.0             8.1             6.9
Shareholders' equity to total assets                            9.90           10.33            8.97
Common shareholders' equity to total assets                     9.89           10.32            8.95

ASSET QUALITY RATIOS
Nonperforming assets to total loans,
   loans held for sale and foreclosed assets                    1.10%           1.13%           1.04%
Nonperforming loans to total loans                               .95             .87             .65
Allowance for credit losses to total loans (b)                  1.93            1.90            1.59
Allowance for credit losses to nonperforming loans (b)           203             218             244
Net charge-offs to average loans (For the three months
ended)                                                           .42             .39             .43
=====================================================================================================

(a)  Estimated for March 31, 2003.
(b) The asset quality ratios presented for March 31, 2002 reflect a reclassification of a portion of the allowance for credit losses related to unfunded loan commitments and letters of credit to a liability on the Consolidated Balance Sheet. The amount reclassified totaled $99 million at March 31, 2002. This reclassification had the effect of lowering the previously reported asset quality ratio. The allowance for unfunded loan commitments and letters of credit is available for potential credit losses as loan commitments are funded.